                                                                EXHIBIT 99.1


                     AGREEMENT AND PLAN OF REORGANIZATION

          AGREEMENT AND PLAN OF REORGANIZATION dated as of February 17, 1998, among Central Garden & Pet Company, a Delaware corporation ("Central"), PS Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Central ("Merger Sub"), Pennington Seed, Inc., a Georgia corporation (the "Company"), and the persons and entities listed in Exhibit I hereto, who own all of the stock of the Company ("Stockholders"). References herein to the Subsidiaries shall be deemed to mean the subsidiaries of Company listed on Schedule 1.03 hereto.

          WHEREAS, Central has formed Merger Sub as a direct wholly owned subsidiary corporation for the purpose of the Company merging with and into Merger Sub (the "Merger") so that Merger Sub will continue as the Surviving Corporation (as hereunder defined) after the Merger;

          WHEREAS, the respective Boards of Directors of the Company, Central and Merger Sub have approved and declared advisable the Merger, the terms and provisions of this Agreement and the transactions contemplated hereby and the Board of Directors of the Company has recommended that the stockholders of the Company approve the Merger upon the terms of this Agreement;

          WHEREAS, the respective Boards of Directors of Central and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders; and

          WHEREAS, the parties desire that the Company be reorganized pursuant to a Plan of Reorganization under the provisions of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), through the merger (the "Merger") of Company with and into the Subsidiary.

          NOW, THEREFORE, in consideration of the agreements hereinafter set forth the parties hereto agree as follows:

                                      I.

                        REPRESENTATIONS AND WARRANTIES
                      OF THE COMPANY AND THE STOCKHOLDERS

          The Company and the Stockholders, jointly and severally, represent and warrant to Central, as follows:

          1.01.  MATERIAL ADVERSE EFFECT AND KNOWLEDGE.   As used in this
                 -------------------------------------
Agreement, the phrase "Material Adverse Effect on the Company" means a material adverse effect on (a) the financial condition, business or results of operations of the Company and the Subsidiaries on a consolidated basis or (b) the ability of the Company to consummate the transactions contemplated by this Agreement.
As used in this Agreement, the phrase "to the knowledge of the Company" or
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words of similar import mean the actual knowledge of the Stockholders, directors or executive vice presidents of the Company.

          1.02.  ORGANIZATION  Each of the Company and the Subsidiaries is a
                 ------------
corporation duly organized, existing and in good standing under the laws of its state of incorporation, has full power and authority to own its properties and to carry on its business as now conducted, and is in good standing and duly qualified to conduct business as a foreign corporation in each of the jurisdictions in which the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to qualify will not have a Material Adverse Effect on the Company.

          1.03.  CAPITAL STOCK.  The Company's authorized capital stock consists
                 -------------
of 100,000 shares of Preferred Stock (the "Preferred Stock"), of which 395.39 shares (the "Preferred Stock") are issued and outstanding, and 10,000,000 shares of Common Stock (the "Common Stock"), of which 10,000 shares (the "Shares") are issued, outstanding and owned of record and beneficially by the Stockholders.
No other shares of capital stock of the Company are issued or outstanding. Attached hereto as Schedule 1.03 is a schedule setting forth the outstanding capital stock of the Company and each of its Subsidiaries. All of the Shares are validly issued, fully paid and nonassessable, and there are no options, calls, warrants or other securities or rights outstanding which are convertible into, exercisable for or relate to any shares of capital stock of the Company or the Subsidiaries. Except as set forth on Schedule 1.03, there are no authorized or outstanding stock appreciation, phantom stock, voting agreements, proxies or other agreements or understandings with respect to any capital stock of the Company.

          1.04.  SUBSIDIARIES.  Schedule 1.03 contains a true and complete list
                 ------------
of the Subsidiaries. Except as set forth in Schedule 1.03, the Company owns all of the stock of the Subsidiaries. All of the outstanding shares of the Subsidiaries are validly issued, fully paid and nonassessable, and there are no options, calls, warrants or other securities or rights outstanding which are convertible into, exercisable for or relate to any shares of capital stock of any of the Subsidiaries and except as set forth in Schedule 1.04, the Company does not own, directly or indirectly, any interest or have any investment in any corporation or other business. Except as shown on Schedule 1.04, at the Effective Date, as defined in the Agreement of Merger, by operation of law Merger Sub will become the owner of each and every such investment or financial interest shown on Schedule 1.04.

          1.05.  FINANCIAL STATEMENTS.  The Company has made available to
                 --------------------
Central copies of the Company's balance sheets as of the end of, and the related statements of income and cash flows for, each of the three fiscal years ended June 30, 1995, 1996 and 1997, which have been audited by Arthur Andersen LLP. The Company has made available to Central copies of the Company's balance sheet as of December 31, 1997 and the related statements of income and cash flows for the three month period ending as of such date, setting forth comparative data for the corresponding date and period in the preceding fiscal year. The financial information referenced in this Section 1.05 (hereinafter collectively referred to as the "Company Financial Statements"):

               (i) present fairly the financial position of the Company and results of operations and cash flows for the Company as of the respective dates and for the respective periods stated above.

               (ii) the audited balance sheets and related statements of income and cash flows for the fiscal years ended June 30, 1995, 1996 and 1997 have been prepared pursuant to and in accordance with generally accepted accounting principles applied on a consistent basis.

               (iii) The balance sheet as of December 31, 1997 and the related unaudited statements of income and cash flows for the three months then ended have been prepared pursuant to and in accordance with generally accepted accounting principles applied on a consistent basis, subject to normal year-end adjustments.

          1.06.  LIABILITIES.  Provision has been made in the Company Financial
                 -----------
Statements for doubtful accounts and other receivables in accordance with generally accepted accounting principles; and the Company did not and does not have any material liability or obligation, whether accrued, absolute or contingent, arising out of transactions entered into or any fact existing on or prior to the dates of the Company Financial Statements, not reflected therein that should be reflected therein in accordance with generally accepted accounting principles. Any items of income or expense which are unusual or of a nonrecurring nature have been separately disclosed in the Company Financial Statements in accordance with generally accepted accounting principles or are shown on Schedule 1.06.

          1.07.  TAXES.  Except as set forth in Schedule 1.07:
                 -----

          (a) All material federal, state and local tax returns and reports of the Company and each Subsidiary required by law to be filed have been duly and timely filed. All taxes, fees or other governmental charges of any nature owed by the Company and each Subsidiary which are required by law to have been paid (whether or not shown on any tax returns or report) have been paid. There is no asserted claim or deficiency reflected in any written document received by the Company for additional tax or governmental charge, and there is no tax proceeding pending before any agency or court to which the Company or any Subsidiary is a party.

          (b) With respect to all taxing authorities having jurisdiction, as of the date of the respective balance sheets, no unpaid tax liabilities (including interest and penalties) of the Company or any Subsidiary existed which are not disclosed in the balance sheets of the Company included in the Company Financial Statements. There are no unpaid taxes (including interest and penalties) of the Company or any Subsidiary which are a lien on its properties and assets, except liens for taxes not yet due and payable.

          (c) The federal income tax returns of the Company for the taxable years ended June 30, 1994 and 1995 have been examined by the Internal Revenue Service and any adjustments resulting therefrom have been paid. There are no open federal income tax returns for any period ending on or before June 30, 1994. No consents extending the statute of limitations which remain in effect have been given by the Company or any Subsidiary with respect to the Company's or any

Subsidiary's tax liability for any taxable year. Neither the Company nor any Subsidiary has made or become obligated to make any payments that will not be deductible under Section 280G of the Code. Each Stockholder is a United States person, and is not subject to tax under Section 1445(a) of the Code. All monies required to be withheld by the Company and each Subsidiary from employees for income taxes, social security and unemployment insurance taxes, or required to be withheld with respect to backup withholding or U.S. tax withholding, have been collected or withheld, and either paid to the respective governmental agencies or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of the Company. The Company and each Subsidiary have never filed any consent under Section 341(f) of the Code. Neither the Company nor any Subsidiary owns any interest in a "passive foreign investment company" as that term is defined in 1296 of the Code or is a beneficiary of a foreign trust the distributions of which may be subject to the interest charge determined under section 668 of the Code.

          1.08.  MATERIAL ADVERSE CHANGE.  Except as set forth in Schedule 1.08,
                 -----------------------
since June 30, 1997 and except for changes having an industrywide effect, there has been no material adverse change in the business, properties, financial position, results of operations, assets or net worth of the Company and the Subsidiaries.

          1.09.  ORDINARY COURSE.  Except as set forth in Schedule 1.09, since
                 ---------------
June 30, 1997, the business of the Company and the Subsidiaries has been conducted in the ordinary course. Without limiting the generality of the foregoing, except as set forth in Schedule 1.10, or as specifically contemplated by this Agreement, the Company has not:

               (i) issued capital stock or declared or paid a dividend or made any other payment from capital or surplus or other distribution of any nature, or, directly or indirectly, redeemed, purchased or otherwise acquired or recapitalized or reclassified any of its capital stock or liquidated in whole or in part;

               (ii)   merged or consolidated with another corporation;

               (iii) created, incurred or assumed or committed to create, incur or assume indebtedness or other liability, except for indebtedness or other liabilities less than $100,000 in the aggregate and for accounts payable or other current liabilities which (1) are not for borrowed money, (2) were incurred in the usual and ordinary course of business, and (3) are not materially adverse to the business, properties, financial position or results of operations of the Company;

               (iv) mortgaged, pledged or otherwise encumbered any of its assets other than in the ordinary course of business;

               (v) raised salaries, hourly rates or the rate of bonuses or commissions or other compensation, except for normal increases therein consistent with past practice;

               (vi) altered or amended its Articles of Incorporation or By-laws;

               (vii) entered into, materially amended or terminated any material contract, agreement, franchise, permit or license except in the ordinary course of business;

               (viii) acquired or agreed to acquire any assets which are material, individually or in the aggregate, to the Company, except in its ordinary course of business consistent with prior practice;

               (ix) sold, leased or otherwise disposed of any of its assets, which are material, individually or in the aggregate, to the Company, except in the ordinary course of business consistent with prior practice;

               (x) adopted or amended in any material respect any agreement with employees or benefit plans, other than in the ordinary course of business consistent with prior practice;

               (xi) sustained any material loss or damage to its properties, whether or not insured;

               (xii) changed in any significant manner the way in which it conducts business;

               (xiii) made any payment or transfer to or for the benefit of any stockholder or permitted any person, including, without limitation, any stockholder, to withdraw assets from the Company, other than compensation for employment, compensation paid to directors and dividends paid in the ordinary course of business;

               (xiv) engaged in any other activity outside the ordinary course of business; or

               (xv) agreed to incur, take, enter into, make or permit any of the matters described in clauses (i) through (xiv).

          1.10.  CUSTOMERS.  Schedule 1.10 contains a true and correct list of
                 ---------
the Company's largest 15 customers for the years ended June 30, 1997 and June 30, 1996. Except as set forth in Schedule 1.10, to the knowledge of the Company, none of the Company's customers listed on Schedule 1.10 intends to cease dealing with the Company or materially reduce its business with the Company or that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement would be likely to adversely affect the relationship of the Company with any such customer after the date of this Agreement.

          1.11.  CONTRACTS.  Included in Schedule 1.11 is a list of all
                 ---------
executory contracts, agreements and commitments, written and oral, and other instruments to which the Company or any Subsidiary is a party of the following nature (the "Contracts"): (i) contract for employment of any employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension or retirement plan or agreement or other employee benefit plan or agreement; (iii) agreement or arrangement for the purchase or sale (otherwise than in the ordinary course of business) of any material assets; (iv) agreement, contract or indenture relating to the borrowing of money; (v) agreement with unions; (vi) material governmental permit or registration; (vii) lease of any real or personal property involving an annual rental of $100,000 or more; (viii) agreement restricting the Company or any Subsidiary from competing with any person or in any geographic area; and
(ix) except for contracts to purchase grass seed in the ordinary course of business, any other material contract, agreement or commitment to which the Company or any Subsidiary is a party involving payments made by or to the Company or any Subsidiary of $100,000 or more. True and complete copies of the Contracts (or in the case of oral agreements or understandings, descriptions of such agreements or understandings) referred to in Schedule 1.11 have been delivered to Central or provided to Central for inspection. Except as indicated in Schedule 1.11, the Contracts are and, immediately after the Closing will be, valid, in full force and effect, enforceable in accordance with their respective terms for the period stated, and no consent of any person is required as a result of the transactions contemplated hereby with respect to such Contracts, and, to the knowledge of the Company, no party has repudiated any provision and no action or claim is pending or, to the knowledge of the Company, threatened to revoke, modify, terminate or render invalid any such Contracts.

          Except as indicated in Schedule 1.11 hereto, none of the Contracts involves as a party any shareholder, officer or director of the Company or any Subsidiary or any corporation or firm in which such person owns in excess of 10% of the equity interest or any individual with whom such person has any direct or indirect relation by blood or marriage or adoption.

          The Company and the Subsidiaries have performed all the obligations required to be performed by them to date under the Contracts, are not in default in any respect under any such Contract except as will not have a Material Adverse Effect on the Company, and have not received any notice, written or oral, of any claim, charge or, to the knowledge of the Company, threat that any of them has materially breached any such Contract. To the knowledge of the Company, all other parties to such Contracts are in material compliance therewith and none are in material default thereunder.

          1.12.  EMPLOYEE TERMINATIONS.  Except as listed on Schedule 1.12, no
                 ---------------------
officer or other key employee of the Company or any Subsidiary has terminated employment since June 30, 1997. To the knowledge of the Company, no officer or other key employee of the Company or any Subsidiary has notified the Company of his or her intention to terminate employment.

          1.13.  LABOR MATTERS.  No employees of the Company or any Subsidiary
                 -------------
are, and since January 1, 1995 no employees of the Company or any Subsidiary have been, represented by a union or other labor organization in connection with their employment by the Company or any Subsidiary. Since January 1, 1995, there have been no labor disputes to which the Company or any Subsidiary has been a party and neither the Company nor any Subsidiary has received notice from any union or group of employees setting forth demands for representation or elections or for present or future changes in wages, terms of employment or working conditions.

          1.14.  ERISA.  Except as set forth on Schedule 1.14 hereto, neither
                 -----
the Company nor the Subsidiaries maintains or has any obligation to make contributions to, any employee benefit plan (an "ERISA Plan") within the meaning of Section 3(3) of the United States Employee

Retirement Income Security Act of 1974, as amended ("ERISA"), or any other retirement, profit sharing, stock option, stock bonus or material employee benefit plan (a "Non-ERISA Plan"). All such ERISA Plans and Non-ERISA Plans have been maintained and operated in all material respects in accordance with all federal, state and local laws applicable to such plans and the terms and conditions of the respective plan documents. The Internal Revenue Service has issued a favorable determination letter with respect to each ERISA Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Except as set forth on
Schedule 1.14 hereto, no ERISA Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Except as set forth on Schedule 1.14, no ERISA Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has the Company at any time contributed to, or been obligated to contribute to, any Multiemployer Plan or any Multiple Employer Plan. Except as set forth on Schedule 1.14, the Company has never been a member of a group described in Sections 414(b), (c), (m) or (o) of the Code. Except for continuation coverage as required by Section 4980(B) of the Code or by applicable state insurance laws, no ERISA Plan or Non-ERISA Plan provides life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

          1.15.  CORPORATE POWER AND AUTHORITY.  The Company has full corporate
                 -----------------------------
power and authority to enter into this Agreement and, subject to the approval by the Stockholders in accordance with law, to consummate the transactions contemplated herein. This Agreement has been duly authorized, executed and delivered by the Company and, except for the approval of the Agreement of Merger (as hereinafter defined) by the Stockholders in accordance with law, is a valid and legally binding obligation of the Company enforceable in accordance with its terms. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute or cause a breach or violation of the Articles of Incorporation, By-Laws or other covenants or obligations binding upon the Company or affecting any of its properties, or cause a lien or other encumbrance to attach to any of its properties.

          1.16.  GOVERNMENTAL APPROVALS.  Except as set forth on Schedule 1.16,
                 ----------------------
no approval of or filing with a federal, state or local court, authority or administrative agency is necessary to authorize the execution and delivery of this Agreement or a Certificate of Merger in substantially the form of Exhibit IV attached hereto, an Employment Agreement in substantially the form of Exhibit V attached hereto, a Noncompetition Agreement in substantially the form of
Exhibit VI attached hereto, a Lockup Agreement in substantially the form of
Exhibit VII attached hereto, a Registration Rights Agreement in substantially the form of Exhibit VIII hereto, a Voting Agreement of William Brown in substantially the form of Exhibit IX hereto and the Seeds West Purchase Agreement in substantially the form of Exhibit X hereto (collectively the "Ancillary Agreements") by the Company or the Stockholders or the consummation by the Company or the Stockholders of the transactions contemplated herein or therein, except for the filing of the Certificate of Merger with the Secretaries of State of Delaware and of Georgia and the filing with the United States Federal Trade Commission and the Department of Justice of premerger notification reports generally required by law.

          1.17.  INVENTORIES.  The inventory of the Company is maintained on the
                 -----------
financial records of the Company using historical valuation methods and practices consistent with generally accepted accounting principles.

          1.18.  ACCOUNTS RECEIVABLE.  All accounts receivable of the Company
                 -------------------
represent or will represent valid obligations arising from sales actually made in the ordinary course of business and, subject to the reserve for doubtful accounts set forth in the Company Financial Statements, have been established in accordance with generally accepted accounting principles in accordance with past practice. No payor has given the Company written notice of any inability to pay such account receivable in due course or of any claim or defense against payment of such account receivable; to the knowledge of the Company, no oral statements to such effect have been made to the Company; to the knowledge of the Company, no basis exists for any payor to raise any claim or defense against payment with respect to any such account receivable, and Schedule 1.18 sets forth a true and correct statement regarding the aging of such accounts receivable as of a date within 10 days of the date of this Agreement. The foregoing representation and warranty shall only be given effect to the extent that the losses arising from a breach thereof are in excess of the reserve for doubtful accounts set forth in the balance sheet of the Company as of September 30, 1997 referred to in Section 1.05(iii).

          1.19.  REAL PROPERTY.  Schedule 1.19 includes a complete list of all
                 -------------
real property owned by the Company ("Owned Real Property") and all real property leased by the Company ("Leased Real Property"). Except as set forth on Schedule 1.19, the Company has, or will have at Closing, good and marketable title to the Owned Real Property (including the property acquired by the Company in accordance with Section 6.13), and valid leasehold interests in all Leased Real Property, free and clear of all mortgages, liens claims, charges, easements, covenants, rights of way and other encumbrances or restrictions of any nature whatsoever, except the following encumbrances or restrictions, whether or not disclosed in Schedule 1.19: (i) zoning and other similar restrictions; (ii) easements, covenants, rights of way or other restrictions which do not materially adversely affect the use or value of the property to which they relate; (iii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business; (iv) liens for taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty; and (v) other imperfections of title or encumbrances, if any, none of which liens, title imperfections or encumbrances materially detract from the usefulness or value of the property subject thereto for its current uses or individually or in the aggregate adversely affect the operation of the business of the Company (all such exceptions set forth in clauses (i)-(v) being referred to collectively as, "Permitted Liens").

          1.20.  LITIGATION.  Except as set forth in Schedule 1.20, there are no
                 ----------
lawsuits, claims, proceedings or investigations pending or, to the knowledge of the Company, threatened by or against or affecting the Company or any Subsidiary or any of its properties, assets, operations or business which could have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or its assets or Central's right to utilize the assets of the Company.

          1.21.  LICENSES.  Schedule 1.21 contains a true and correct listing of
                 --------
each material license, permit or other governmental authorization (collectively hereinafter referred to as "Licenses") held by the Company or any Subsidiary. Except as set forth on Schedule 1.21 the Company holds all Licenses which are required for the operation of its business and, all such Licenses are in full force and effect.

          1.22.  EMPLOYMENT-RELATED CLAIMS.  Except as set forth in Schedule
                 -------------------------
1.22, there are no employment-related claims, actions, proceedings or investigations pending or to the knowledge of the Company threatened against or relating to the Company before any court, governmental, regulatory or administrative authority or body, or arbitrator or arbitration panel. Neither the Company nor any Subsidiary is subject to any outstanding order, writ, judgment, injunction, decision, award, compliance order, consent decree, conciliation agreement, settlement agreement, affirmative action plan, determination letter or advisory of any court, governmental, regulatory or administrative authority or body, or arbitrator or arbitration panel. The Company and each Subsidiary is in compliance in all material respects with all collective bargaining agreements, contracts, and all laws and regulatory requirements pertaining to employment and employee benefits.

          1.23.  COMPLIANCE WITH LAW.  The Company and the Subsidiaries are in
                 -------------------
compliance with all applicable laws, orders, ordinances, rules and regulations of any governmental authority, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          1.24.  BROKERAGE FEES.  Except for the fee to Suntrust Capital
                 --------------
Markets, Inc., no agent, broker, investment banker, person or firm acting on behalf of the Company or the Stockholders is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated herein.

          1.25.  INTELLECTUAL PROPERTY.  Except as set forth in Schedule 1.25,
                 ---------------------
there are no patents, registered trademarks, registered service marks, registered trade names, registered copyrights, or applications therefor or registrations thereof ("Intellectual Property"), which have been used or owned within the last three years by the Company or any Subsidiary. Except as set forth in Schedule 1.25, the Company does not have any agreement limiting the use of the Intellectual Property and the Company has sole, full and clear title to all of such items of Intellectual Property, without any liens, encumbrances or restrictions whatsoever, and, assuming the Surviving Corporation takes all action necessary to register the Intellectual Property, the consummation of the transactions contemplated hereby will not result in the loss or impairment of any Intellectual Property. There are no infringement suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or the Subsidiaries with respect to any such Intellectual Property owned or licensed by the Company, and to the knowledge of the Company the conduct of the business of the Company and the Subsidiaries as presently conducted does not infringe or violate any intellectual property rights of a third party.

          1.26.  ENVIRONMENTAL.  Except as identified on Schedule 1.26, since
                 -------------
June 30, 1997:

          (a) There have been no private or governmental claims, citations, complaints, notices of violation or letters made, issued to or, to the knowledge of the Company, threatened against the Company or any Subsidiary by any governmental entity or private or other party for the impairment or diminution of, or damage, injury or other adverse effects to, the environment or public health resulting, in whole or in part, from the ownership, use or operation of any of the Company's facilities which will be acquired by Central or Merger Sub as a result of the transactions contemplated hereby ("the Property").

          (b) The Property has not been used for the disposal of "hazardous waste" or "hazardous materials" as those terms are defined below. As used in this Agreement, the term "hazardous materials" or "hazardous waste" means any hazardous or toxic substances, materials, and wastes listed as of the date hereof in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as a hazardous substance (40 CFR Part 302) and amendments thereto, or such substances, materials and wastes which are or may become regulated under any applicable local, state or federal law, including, without limitation, any material, waste or substance which is (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) defined as a "hazardous waste," "extremely hazardous waste" or "restricted hazardous waste" or "hazardous material" under applicable state laws and regulations, (v) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. (S) 1251, et seq. (33 U.S.C. (S) 1321) or
                                                -- ---
U.S.C. (S) 1317, (vi) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901, et seq. (42
                                                                -- ---
U.S.C. (S) 6903) or (vii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601, et seq. (42 U.S.C. (S) 9601).
                         -- ---

          To the knowledge of the Company, there are no hazardous materials or hazardous waste, under, in or about the Property, including but not limited to the air above the Property, the soil and groundwater at and below the Property, and surface water on and running through the Property other than commercially reasonable amounts of such materials or wastes used or produced in the operations of the Company and its Subsidiaries.

          The Company and the Subsidiaries have duly complied with, and the Property is in compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder, except where the failure to do so would have or would reasonable be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (c) The Company and the Subsidiaries have been issued, and will maintain until the date of Closing, all required federal, state and local permits, licenses, certificates and approvals with respect to the Property relating to (i) air emissions, (ii) discharges to surface water or groundwater,
(iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of hazardous materials or hazardous wastes, or (vi) other environmental, health or safety matters, except where the failure to do so would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          Neither the Company nor any Subsidiary has received notice of, any fact(s) which might constitute violation(s) of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of the Property, and is not in violation of any covenants, conditions, easements, rights of way or restrictions affecting the Property or any rights appurtenant thereto, which has or would reasonable be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          The Company has provided Central with true, accurate and complete copies of any written information in the possession of the Company which pertains to the environmental history of the Property.

          1.27.  RULE 10B-5.  No representation or warranty made by the
                 ----------
Stockholders or the Company in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

          1.28.  TAX-FREE REORGANIZATION.  Merger Sub will acquire at least 90
                 -----------------------
percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company immediately prior to the Merger. For purposes of this representation, amounts paid by the Company to dissenters, amounts paid by the Company to shareholders who receive cash or other property, the Company assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding the Merger, will be included as assets of the Company held immediately prior to the Merger. The liabilities of the Company assumed by Merger Sub and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business. The fair market value of the assets of the Company transferred to Merger Sub will equal or exceed the sum of the liabilities assumed by Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject. The Company is not an "investment company" within the meaning of
Section 368(a)(2)(F) of the Code nor under the jurisdiction of a Court in a "title 11 or similar case" within the meaning of Section 368(a)(3)(A) of the Code.

          The representations and warranties made in this Section 1.28 and
Section 3.11 are made in connection with the parties' intention to qualify the Merger as a reorganization within the meaning of Section 368(a)(2)(D) of the Code.

          1.29.  MERGER.  Neither the Company nor any Stockholder has taken any
                 -------
action which would jeopardize the treatment of the Merger as a reorganization within the meaning of Section 368(a)(2)(D) of the Code.

          1.30.  LIKE-KIND EXCHANGES.  The transfers of property contemplated by
                 --------------------
Section 5.11(b) will qualify as "like-kind exchanges" pursuant to Section 1031 of the Code (and corresponding provisions of state law) and the Company will not recognize any gain or loss with respect to such property transfers.

                                      II.

                        REPRESENTATIONS AND WARRANTIES
                              OF THE STOCKHOLDERS

          Each of the Stockholders represents and warrants to Central as follows:

          2.01.  OWNERSHIP OF STOCK.  Such Stockholder owns of record and
                 ------------------
beneficially the number of shares of Common Stock set forth after such Stockholder's name on Schedule 1.03 attached hereto.

          2.02.  POWER AND AUTHORITY.  Such Stockholder has full power and
                 -------------------
authority to enter into this Agreement and the Ancillary Agreements to which the Stockholder is a party, and to consummate the transactions contemplated herein and therein. This Agreement has been duly executed and delivered by such Stockholder and is a valid and legally binding obligation of such Stockholders in accordance with its terms. The Ancillary Agreements to which such Stockholder is a party have been approved by such Stockholder and will be duly executed and delivered by such Stockholder and after such execution and delivery will be valid and legally binding obligations of such Stockholder in accordance with their terms. Neither the execution of this Agreement, or the Ancillary Agreements to which such Stockholder is a party, nor the consummation of the transactions contemplated herein or therein will constitute or cause a breach or violation of a covenant or obligation binding upon such Stockholder or affecting his properties that will materially adversely affect such Stockholder's ability to consummate the transactions contemplated herein or therein.

          2.03.  STOCKHOLDER INVESTMENTS.  Except for the ownership of interests
                 -----------------------
of 5% or less in securities of corporations the shares of which are publicly traded, the Stockholders do not own directly or indirectly, any interest or have any investment or profit participation in a corporation or other entity which is a competitor or which, directly or indirectly, does business with the Company or the Subsidiaries.

                                     III.

                        REPRESENTATIONS AND WARRANTIES
                           OF CENTRAL AND MERGER SUB

          Central and Merger Sub, jointly and severally, represent and warrant to the Company and the Stockholders as follows:

          3.01.  MATERIAL ADVERSE EFFECT AND KNOWLEDGE.  As used in this
                 -------------------------------------
Agreement, the phrase "Material Adverse Effect on Central" means a material adverse effect on (a) the financial condition, business or results of operations of Central and its subsidiaries on a consolidated basis or (b) the ability of the Company and Merger Sub to consummate the transactions contemplated by this Agreement. As used in this Agreement, the phrase "to the knowledge of Central" or words of similar import means the actual knowledge of the executive officers of Central.

          3.02.  ORGANIZATION.  Central and Merger Sub are corporations duly
                 ------------
organized, existing and in good standing under the laws of the State of Delaware, have full power and authority to own their respective properties and to carry on their respective businesses as now conducted, and are in good standing and duly qualified to conduct business as a foreign corporation in each of the jurisdictions in which the ownership or leasing of their respective properties or the conduct of their respective businesses requires such qualification, except where the failure to qualify would have a Material Adverse Effect on Central.

          3.03.  CORPORATE POWER AND AUTHORITY.  Central and Merger Sub have
                 -----------------------------
full corporate power to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated herein and therein. This Agreement and the Ancillary Agreements have been duly authorized, executed and delivered by Central and Merger Sub and are valid and legally binding obligations of Central and Merger Sub. Neither the execution of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated herein or therein will constitute or cause a breach or violation of the charter or By-laws of Central or Subsidiary or other covenants or obligations binding upon either of them or affecting any of their respective properties or cause a lien or other encumbrance to attach to any of their properties.

          3.04.  GOVERNMENTAL APPROVALS.  No approval of or filing with a
                 ----------------------
federal, state or local court, authority or administrative agency is necessary to authorize the execution and delivery of this Agreement or the Ancillary Agreements by Central or Merger Sub or the consummation by Central or Merger Sub of the transactions contemplated herein or therein, other than such filings as may be required under the Securities Act and state blue sky laws, the filing of the Agreement of Merger with the Secretary of State of Delaware and the filing with the United States Federal Trade Commission and the Department of Justice of premerger reports generally required by law.

          3.05.  SEC REPORTS.
                 -----------

          (a) Since January 1, 1996, Central has timely filed all reports, registration statements, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the SEC under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act") (collectively, the "Central Reports"). Central has not taken any actions or omitted to take any actions which would disqualify Central from registering its securities using Form S-3 under the Securities Act. Central has heretofore made available to Company true copies of all the Central Reports, together with all exhibits thereto, that Company has requested. Included in such Central Reports are (i) audited consolidated balance sheets of Central and its subsidiaries at September 27, 1997, September 28, 1996 and September 30, 1995 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, and the notes thereto and (ii) the unaudited consolidated balance sheets of Central and its subsidiaries at December 27, 1997 and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the periods then ended and the notes thereto.

          (b) All of the financial statements included in the Central Reports fairly present the consolidated financial position of Central and its subsidiaries as of the dates mentioned and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended in conformity with generally accepted accounting principles (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of unaudited statements, to normal, recurring audit adjustments). As of their respective dates, the Central Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in the Central Reports, neither Central nor any subsidiary of Central has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Central and its consolidated subsidiaries or in the notes thereto, other than liabilities or obligations which, individually or in the aggregate, do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Central.

          (c) On or before the Effective Time, the registration statement relating to the Central Common Stock to be received by the Stockholders pursuant to this Agreement (the "Registration Statement") shall have been declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC. The Registration Statement as of its effective date complies on its face as to form in all material respects and is responsive in all material respects to the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder. The information contained or incorporated by reference in the Registration Statement did not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has satisfied all requirements under the Securities Act and the Exchange Act and the respective rules and regulations of the SEC thereunder in connection with the issuance of the shares of Central Common Stock pursuant to the Registration Statement.

          3.06.  CENTRAL COMMON STOCK.  The shares of Central Common Stock to be
                 --------------------
issued pursuant to this Agreement will be validly issued, fully paid and nonassessable. At closing, the Stockholders will acquire good and marketable title to all of such Central Common Stock, free and clear of any lien, encumbrance, pledge, security interest or claim whatsoever. The Central Common Stock is not subject to any preemptive rights in favor of any other person.

          3.07.  RULE 10B-5.  No representation or warranty made by Central in
                 ----------
this Agreement or the Ancillary Agreements attached to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements not misleading.

          3.08.  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except for the
                 ------------------------------------
transactions contemplated by this Agreement, since September 27, 1997, there has not been any change in the business, financial condition or results of operations of Central and its subsidiaries which has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Central.

          3.09.  BROKERS AND FINDERS  Neither Central nor any of its
                 -------------------
subsidiaries, nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Central or any of its subsidiaries, in connection with this Agreement or any of the transactions contemplated hereby.

          3.10.  MERGER  Neither Central nor any of its subsidiaries has taken
                 ------
any action which would jeopardize the treatment of the Merger as a reorganization within the meaning of Section 368(a)(2)(D) of the Code.

          3.11.  TAX-FREE REORGANIZATION.  Prior to the Merger, Central will be
                 -----------------------
in control of Merger Sub within the meaning of Section 368(c) of the Code. Following the Merger, Merger Sub will not issue additional shares of its stock that would result in Central losing control of Merger Sub within the meaning of 368(c) of the Code. Central has no plan or intention to reacquire any of the shares of Central Common Stock issued in the Merger. Central has no plan or intention to liquidate Merger Sub; to merge Merger Sub with or into another corporation; to sell or otherwise dispose of the Merger Sub Common Stock; or to cause Merger Sub to sell or otherwise dispose of any of the assets of Merger Sub acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code. Following the Merger, Merger Sub will continue the historic business of the Company or use a significant portion of the historic business assets of the Company in a business. Central will pay the reorganization expenses incurred by Central and Merger Sub that are solely and directly related to the Merger. There is no intercorporate indebtedness existing between Central and the Company or between Merger Sub and the Company that was issued, acquired, or will be settled at a discount. Neither Central nor Merger Sub is an "investment company" within the meaning of Section 368(a)(2)(F) of the Code. No stock of Merger Sub will be issued in the Merger.

                                      IV.

                                   COVENANTS

          4.01.  COVENANTS OF THE COMPANY AND THE STOCKHOLDERS.  The Company and
                 ---------------------------------------------
the Stockholders each covenant and agree pending the Closing as follows:

          (a)    ORDINARY COURSE.  Each of the Company and the Subsidiaries
                 ---------------
shall carry on its business consistent with prior practice in the usual and ordinary course, and shall use its customary efforts to preserve its business organization intact and conserve the goodwill and relationships of its customers, suppliers and others having business relations with it and the services of its officers, employees, agents and representatives.

          (b) CORPORATE EXISTENCE.  The Company shall maintain its corporate
              -------------------
existence and good standing in Georgia and in each jurisdiction in which it is qualified to do business, and will not amend its Articles of Incorporation or By-laws except as contemplated hereby.

          (c) NO DISTRIBUTIONS.  Except as contemplated by this Agreement or
              ----------------
with Central's written consent, no payment, dividend or other distribution of any nature will be declared, made, set aside or paid on or in respect of any capital stock or surplus of the Company nor will the Company, directly or indirectly, issue, redeem, retire, purchase or otherwise acquire shares of its stock; provided, however, that the Company shall pay all outstanding principal
       --------  -------
and interest on the note in favor of Jacquelyn Pennington described on Schedule 1.11.

          (d) NO COMPENSATION INCREASES.  Except with Central's written consent
              -------------------------
or with respect to normal increases consistent with past practice, (i) no increase will be made in the compensation or rate of compensation payable or to become payable to the officers or employees of the Company, and (ii) no bonus, profit sharing, retirement, insurance, death, fringe benefit or other extraordinary or indirect compensation shall accrue, be set aside or be paid for or on behalf of any such officer or employee, and no agreement or plan with respect to the same shall be adopted or committed for.

          (e) NO MERGERS OR BREACHES.  The Company and each of the Subsidiaries
              ----------------------
shall:

               (i) not merge or consolidate with or acquire any assets of another corporation, business or other person except as contemplated hereby;

               (ii) not do any act or omit any act the doing or omission of which would be a breach or default in any of the Contracts;

               (iii) from the date hereof on reasonable notice afford Central and its representatives full access during normal business hours throughout the period prior to the Closing to all of the Company's offices, properties and records; provided, however, that any investigation or inquiry made by
                  --------  -------
     Central shall not in any way affect the representations and warranties contained in this Agreement or their survival of the Closing.

          (f) NO ACTIONS CONTRARY TO REPRESENTATIONS.  Neither the Stockholders
              --------------------------------------
nor the Company shall intentionally take any action or intentionally omit to take any action within its reasonable control that would result in any representation or warranty of the Company contained in this Agreement being inaccurate or incorrect in any material respect on and as of the date of Closing.

          (g) REPAYMENT OF INDEBTEDNESS  At or prior to the Closing, each
              -------------------------
Stockholder, officer and director of the Company and each entity (other than corporations the shares of which are publicly traded and other than any Subsidiary listed on Schedule 1.03) in which the Company or any Stockholders has an equity interest shall pay to the Company all outstanding indebtedness owed by such stockholder, officer, director or entity to the Company or any of the Subsidiaries.

          (h) ENVIRONMENTAL REPORTS.  The Company shall promptly furnish to
              ---------------------
Central true, accurate and complete copies of any sampling and results which may be obtained by the Company or any Subsidiary prior to the Closing from all environmental audits and environmental and/or health samples and tests taken at and around the Property.

          (i) NO TRANSACTIONS IN CENTRAL STOCK.  No Stockholder or any Affiliate
              --------------------------------
or Associate of a Stockholder will, from the date of this Agreement until the Closing, engage in the purchase or sale of, or any other transaction relating to, the common stock or other securities of Central. For purposes of this Agreement, the term "Associate" means with respect to any person (i) an "associate" of such person within the meaning of Rule 12(b)-2 under the Securities Exchange Act of 1934, and (ii) in the case of a person who is a human being, the spouse of such person and any sibling, parent, grandparent or minor child of such person or spouse. For purposes of this Section 4.11, the term "Affiliate" means, with respect to any Stockholder, any person controlling, controlled by, or under common control with the Stockholder, and the term "control" (any variant thereof) has the meaning ascribed to that term in 16 C.F.R. (S)801.1(b), which will be construed with reference to the remainder of 16 C.F.R. part 801.

          4.02.  COVENANTS OF CENTRAL AND MERGER SUB.  Central and Merger Sub
                 -----------------------------------
covenant and agree pending the Closing as follows:

          (a)    HSR FILING.  Central will prepare and file with the U.S.
                 ----------
Federal Trade Commission and the Department of Justice a pre-merger notification application and shall bear all the filing fees associated with such application.

          (b)    ISSUANCE OF CENTRAL COMMON STOCK.  Central shall take all steps
                 --------------------------------
necessary to issue the Central Common Stock including obtaining requisite government approval (if required). Central shall comply with all applicable securities laws and applicable rules and regulations of the NASDAQ National Market required for the issuance of the Central Common Stock.

          (c) RECORDS.  From and after the Closing, Central and Merger Sub will:
              -------

               (i) not destroy or dispose of the books and records of the Company relating to periods prior to the date of the Closing for a period of seven (7) years after the date of the Closing without giving adequate notice to the Stockholders of such pending disposal and offering the Stockholders the right to copy or take possession of such record; and

               (ii) give the Stockholders and their counsel, accountants and advisors full access upon reasonable notice during normal business hours to all such records for any proper purpose including, without limitation, preparing any tax returns, tax elections or financial statements, or any judicial, quasi-judicial, administrative, tax audit or arbitration proceeding.

          (d)    ENVIRONMENTAL REPORTS.  Central shall promptly furnish to the
                 ---------------------
Company true, accurate and complete copies of any sampling and results which may be obtained by Central or any subsidiary of Central prior to the Closing from all environmental audits and environmental and/or health samples and tests taken at and around the Property.

          (e)    FORM 8-K.  Immediately following the Closing, Central shall
                 --------
file a Form 8-K under the Exchange Act with the SEC in compliance with the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder as required in connection with the issuance of the Central Common Stock pursuant to the Registration Statement.

          4.03.  COVENANTS OF COMPANY, THE STOCKHOLDERS AND CENTRAL.    Company,
                 --------------------------------------------------
the Stockholders and Central covenant and agree as follows:

          (a)    CONSENTS.  The Company, the Stockholders and Central will use
                 --------
all commercially reasonable efforts to obtain the written consent or approval of each and every governmental authority and other regulatory body, the consent or approval of which shall be required in order to permit Central, Merger Sub and the Company to consummate the transactions contemplated by this Agreement. The Company will use all commercially reasonable efforts to obtain the written consent or approval, in form and substance reasonably satisfactory to Central, of each person whose consent or approval shall be required in order to permit Central, Merger Sub and the Company to consummate the transactions contemplated by this Agreement, except for any contracts of the Company as to which the failure to obtain any required written consent or approval thereunder would not individually or in the aggregate result in, or be reasonably likely to result in, a Material Adverse Effect on the Company. Central will use all commercially reasonable efforts to obtain the written consent or approval, in form and substance reasonably satisfactory to the Company, of each person whose consent or approval shall be required in order to permit Central, Merger Sub and the Company to consummate the transactions contemplated by this Agreement, except for any contracts of Central as to which the failure to obtain any required written consent or approval thereunder would not individually or in the aggregate result in, or be reasonably likely to result in, a Material Adverse Effect on Central.

          (b)    REASONABLE EFFORTS; FURTHER ASSURANCES; COOPERATION.  Subject
                 ---------------------------------------------------
to the other provisions of this Agreement, the parties hereto shall each use all commercially reasonable efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals, including notices and approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (provided, however, that in no event shall Central be required to take any action in order to obtain any such regulatory approval which would require it to divest any of its assets or limit its ability to compete in any business or otherwise have a Material Adverse Effect on Central), and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated by this Agreement to be effected as soon as reasonably practicable in accordance with the terms of this Agreement and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

               (i) The Company, Central and, if necessary, any Stockholders shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any other federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement.

               (ii) If any claim, action, suit, investigation or other
                    proceeding by any governmental body or other person is commenced which questions the validity or legality of this Agreement or any of the other transactions contemplated by this Agreement or seeks damages in connection with this Agreement, the parties agree to cooperate and use all commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

               (iii)Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of such party's representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time and (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

          (c) NOTICE.  Each of Company and Central shall promptly notify the
              ------
other of any material change in the normal course of its business or in the operation of its properties and of the receipt by it or any of its subsidiaries of notice of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the receipt by it or any of its subsidiaries of a notice of the institution or the threat of litigation involving it or any of its subsidiaries which in any such case, individually or in the aggregate, has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or a Material Adverse Effect on Central, as the case may be, and will keep the other party fully informed with respect to such events.

          (d) PRESS RELEASES; FILINGS.  Without the consent of the other
              -----------------------
parties, none of the parties shall issue any press release or make any public announcement with regard to this Agreement or the Merger or any of the transactions contemplated hereby or thereby; provided, however, that (i) nothing in this Section 4.03(d) shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law or the rules of any national securities exchange or automated quotation system so long as such party uses all commercially reasonable efforts to consult with the other parties prior to such disclosure, and (ii) if this Agreement is terminated, then each party may make such disclosure as it deems reasonably appropriate so long as such party uses all commercially reasonable efforts to consult with the other parties prior to such disclosure. Each of the Company and Central shall promptly notify the other of each report, schedule and other document filed by it or any of its respective subsidiaries with the SEC and of any other document pertaining to the transactions contemplated hereby filed with any other governmental authorities.

          (e) TAX TREATMENT. Central, the Company and each Stockholder agree to
              -------------
treat the Merger as a reorganization within the meaning of Section 368(a)(2)(D) of the Code. During the period from the date of this Agreement through the Effective Time, unless the parties shall otherwise agree in writing, none of Central, the Company, any of their respective subsidiaries, or any Stockholder shall knowingly take any action which would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(D) of the Code. Neither the Stockholders nor Central nor Merger Sub will take any action that will jeopardize the treatment of the property transfers contemplated by
Section 5.11(b), (c) and (d) as like-kind exchanges pursuant to Section 1031 of the Code.

          4.04.  SEEDS WEST, INC.  Immediately following the Closing, Central
                 ----------------
shall cause the Surviving Corporation to purchase the 40% ownership interest in Seeds West, Inc. not owned by it by executing the Seeds West Purchase Agreement in the form attached hereto as Exhibit IX (the "Seeds West Purchase Agreement") and performing its obligations thereunder, including the issuance and delivery of shares of Central Common Stock to the sellers thereunder.

                                      V.

                             THE COMPANY'S AND THE
                      STOCKHOLDERS' CONDITIONS PRECEDENT

          The following shall be conditions precedent to the obligations of the Company and the Stockholders to consummate the transactions contemplated by this
Agreement:

          5.01.  CONSENTS.  All material consents, authorizations, orders and
                 --------
approvals of (or filings or registrations with) any governmental authority or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained. All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of the Company or Central (or their respective subsidiaries) is a party, or by which either is bound, as may be required to be obtained by them in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a Material Adverse Effect on Company or, individually or in the aggregate, a Material Adverse Effect on Central, shall have been obtained.

          5.02.  REPRESENTATIONS AND WARRANTIES.  The representations and
                 ------------------------------
warranties made by Central contained in this Agreement or in any written document (including exhibits and schedules delivered by Central) shall be true and correct in all material respects on and as of the date of Closing.

          5.03.  LEGAL OPINION.  The Company and the Stockholders shall have
                 -------------
been furnished the opinion of Orrick, Herrington & Sutcliffe LLP, counsel to Central dated as of the Closing, as to the matters set forth on Exhibit III hereto.

          5.04.  COVENANTS.  Central and Merger Sub shall have complied in all
                 ---------
material respects with all of their respective obligations under this Agreement which are required to be performed on or before the date of Closing.

          5.05.  HSR WAITING PERIOD.  The waiting period imposed by the HSR Act
                 ------------------
shall have expired or have been terminated.

          5.06.  ABSENCE OF STATUTES.  There shall not be in effect any statute,
                 -------------------
rule or regulation which makes it illegal to consummate the transactions contemplated herein or any order, decree or judgment which enjoins the consummation of the transactions contemplated herein.

          5.07.  ABSENCE OF LITIGATION.  No suit, action or other proceeding
                 ---------------------
shall be pending or threatened before any court or governmental agency seeking to restrain, to prohibit or to obtain material damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein, and there shall have been no investigation by a governmental authority threatened or commenced in connection with this Agreement or with the transactions contemplated herein.

          5.08.  ANCILLARY AGREEMENTS.  The Ancillary Agreements shall have been
                 --------------------
duly executed and delivered by Central and Merger Sub, except for the Seeds West Purchase Agreement which shall be executed immediately following the Closing.

          5.09.  OFFICER CERTIFICATE.  The Company and the Stockholders shall
                 -------------------
have received a certificate dated the date of Closing, signed by an executive officer of Central and Merger Sub to the effect that the representations and warranties of Central and Merger Sub set forth herein are true and correct in all material respects on the date of Closing and that Central and Merger Sub have complied with Section 5.04 hereof as of the date of Closing.

          5.10.  TAX OPINION.  The Stockholders shall have been furnished with
                 -----------
the opinion of King & Spalding dated as of the Closing to the effect that the Merger qualifies as a reorganization under Section 368(a)(2)(D) of the Code.

          5.11.  OTHER TRANSACTIONS.  The following transactions shall have been
                 ------------------
consummated in a manner reasonably satisfactory to counsel for the Company and the Stockholders:

          (a) The Company shall have purchased all of the interest in Mid-South, Inc., owned by the Estate of Brooks Pennington (the "Estate") for $842,000;

          (b) The Company shall have transferred to one or more of the Stockholders the 520 acre Saye timber farm and certain equipment located thereon, the two parcels of land (Riverside and Creekside) constituting 750 acres known as the "Homeplace" and certain equipment located thereon, and the Downtown Store Building located in Madison, Georgia (the "Downtown Store Building").

          (c) The Estate shall have transferred to the Company the Greenfield, Missouri bird seed plant and surrounding property and certain equipment located thereon, the vacant lots in Madison, Georgia and the seed production packaging facility and storage barn in Madison, Georgia; and

          (d) The Pennington Children's Partnership shall have transferred to the Company the shop building and storage shed in Madison, Georgia.

                                      VI.

                CENTRAL'S AND MERGER SUB'S CONDITIONS PRECEDENT

          The following shall be conditions precedent to the obligations of Central and Merger Sub to consummate the transactions contemplated by this
Agreement:

          6.01.  CONSENTS.  All material consents, authorizations, orders and
                 --------
approvals of (or filings or registrations with) any governmental authority or other regulatory body required in connection with the execution, delivery and performance of this Agreement, shall have been obtained. All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of Company or Central (or their respective subsidiaries) is a party, or by which either is bound, as may be required to be obtained by them in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a Material Adverse Effect on Company or, individually or in the aggregate, a Material Adverse Effect on Central, shall have been obtained.

          6.02.  REPRESENTATIONS AND WARRANTIES.  The representations and
                 ------------------------------
warranties made by the Company and the Stockholders contained in this Agreement or in any written document (including the Exhibits and Schedules referred to herein) delivered to Central pursuant hereto, shall be true and correct in all material respects on and as of the date of Closing.

          6.03.  LEGAL OPINION.  Central shall have been furnished with the
                 -------------
opinion of King & Spalding, counsel to the Company and the Stockholders, dated as of the Closing, as to the matters set forth in Schedule II hereto.

          6.04.  COVENANTS.  The Company and the Stockholders shall have
                 ---------
complied in all material respects with all of their respective obligations under this Agreement which are required to be performed on or before the date of Closing.

          6.05.  HSR WAITING PERIOD.  The waiting period imposed by the HSR Act
                 ------------------
shall have expired or been terminated.

          6.06.  ABSENCE OF STATUTES.  There shall not be in effect any statute,
                 -------------------
rule or regulation which makes it illegal to consummate the transactions contemplated herein or any order, decree or judgment which enjoins the consummation of the transactions contemplated herein.

          6.07.  ABSENCE OF LITIGATION.  No suit, action or other proceeding
                 ---------------------
shall be pending or threatened before any court or governmental agency seeking to restrain, to prohibit or to obtain material damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein, and there shall have been no investigation by a governmental authority threatened or commenced in connection with this Agreement or the transactions contemplated herein and this Agreement.

          6.08.  NO MATERIAL ADVERSE CHANGE.  During the period from the date
                 --------------------------
hereof to the Closing there shall not have been any material adverse change in the business, properties, financial position, results of operations or net worth of the Company the Subsidiaries except for changes with an industrywide effect.

          6.09.  ANCILLARY AGREEMENTS.  The Ancillary Agreements shall have been
                 --------------------
duly executed and delivered by the Company and the Stockholders, as the case may be, except for the Seeds West Purchase Agreement which shall be executed immediately following the Closing.

          6.10.  REPAYMENT OF LOANS.  All loans from the Company or any
                 ------------------
Subsidiary to stockholders or past or present employees shall have been repaid, except for loans to non-Stockholder employees which in the aggregate do not exceed $100,000.

          6.11.  OFFICER CERTIFICATE.  Central shall have received a certificate
                 -------------------
dated the date of the Closing, signed by the President of the Company and the Stockholders, respectively, to the effect that the representations and warranties of the Company and the Stockholders set forth herein are true and correct in all material respects on the date of Closing and that the Company and the Stockholders have complied with Section 6.04 as of the date of Closing.

          6.12.  TAX OPINION.  Central shall have been furnished with the
                 -----------
opinion of Orrick, Herrington & Sutcliffe LLP dated as of the Closing to the effect that the Merger qualifies as a reorganization under Section 368(a)(2)(D) of the Code.

          6.13.  OTHER TRANSACTIONS.  The following transactions shall have been
                 ------------------
consummated in a manner reasonably satisfactory to counsel for Central:

          (a) The Company shall have purchased all of the interest in Mid-South, Inc., owned by the Estate for $842,000;

          (b) The Company shall have transferred to one or more of the Stockholders the 520 acre Saye timber farm and certain equipment located thereon, the two parcels of land (Riverside and Creekside) constituting 750 acres known as the "Homeplace" and certain equipment located thereon, and the Downtown Store Building;

          (c) The Estate shall have transferred to the Company the Greenfield, Missouri bird seed plant and surrounding property and certain equipment located thereon, the vacant lots in Madison, Georgia and the seed production packaging facility and storage barn in Madison, Georgia; and

          (d) The Pennington Children's Partnership shall have transferred to the Company the shop building and storage shed in Madison, Georgia.

          6.14.  DISSENTER'S RIGHTS.  None of the Stockholders shall have
                 ------------------
dissented to the transactions contemplated herein or will have refused to sign the Agreement or any Ancillary Agreements.

          6.15.  PURCHASE OF PREFERRED STOCK.  On or before the Closing, the
                 ---------------------------
Company shall have repurchased the Preferred Stock for aggregate consideration of $395,390.

          6.16.  CERTIFICATION OF NON-FOREIGN STATUS.  Central shall have been
                 ------------------------------------
furnished with a certificate from each Stockholder under penalty of perjury in accordance with Section 1445(b) of the Code which provides the Stockholder's taxpayer identification number and states that the Stockholder is not a foreign person.

                                      VII.

                                OTHER AGREEMENTS

          In addition to the covenants and agreements contained elsewhere herein, the parties hereto agree as follows:

          7.01.  ELECTION OF DIRECTOR.  As of the date of the later of (i) the
                 --------------------
Closing or (ii) Central's 1998 Annual Meeting of Shareholders, Central shall increase the size of its Board of Directors (the "Board") by one member. The Board shall appoint Brooks Pennington III, the nominee of the Stockholders (the "Stockholder Nominee"), to fill the vacancy created by the increase in the number of directors and serve as a director of Central until the next annual meeting of the shareholders of Central at which the Stockholder Nominee is due for election and until his successor has been duly elected and qualified. At each subsequent meeting of the shareholders at which the Stockholder Nominee is due for election and the Stockholders or their Affiliates continue to own at least 33% of the Shares of Central Common Stock to be issued to them in the Merger, the Stockholder Nominee shall be included in the slate of nominees recommended by the Board to the shareholders of Central for election as directors, and Central shall undertake to cause the election of the Stockholder Nominee at such election. If the Stockholder Nominee shall be unable or unwilling to serve as a nominee or a director for any reason or, after appointment as a director of Central, ceases to be a director by reason of death, disability or resignation, the Stockholders shall be entitled to select a person to be included on the slate of nominees recommended by the Board to the shareholders of Central or to fill the vacancy on the Board, as the case may be. The covenant in this Section 7.01 shall terminate on the fifth anniversary of the Closing.

          7.02.  FEES AND EXPENSES.  Regardless of whether the transactions
                 -----------------
contemplated by this Agreement are consummated, each party shall pay all fees and expenses incurred by such party in connection herewith; provided, however, that in the event the Closing occurs, each party shall pay all fees and expenses incurred by such party, except that (i) the Stockholders will pay the investment banking fees of the Company in excess of $650,000 arising out of, relating to, or incurred in connection with the transaction, (ii) the Company will pay all other fees and expenses, excluding attorneys' fees, reasonably incurred by the Company or the Stockholders (including fees and expenses of accountants) arising out of, relating to, or incurred in connection with the transaction. Central will pay the filing fees associated with the Hart-Scott-Rodino filings.

          7.03.  EMPLOYEE BENEFITS.  Central shall take, and shall cause the
                 ------------------
Surviving Corporation to take, the following actions: (i) waive any limitations regarding pre-existing conditions under any welfare or other employee benefit plan maintained by Central or the Surviving Corporation for the benefit of the employees of the Company or any of the Subsidiaries ("Company Employees") or in which Company Employees participate after the Effective Time, and grant credit under such plans for payments made by Company Employees during the current plan year for purposes of satisfying deductibles, coinsurance and maximum out-of-pocket provisions for the current plan year, (ii) for purposes of compensation and benefit plans and policies applicable to employees of Central or the Surviving Corporation, treat all continuous and vested service by Company Employees with the Company or any of the Subsidiaries before the Effective Time as service with the Surviving Corporation and its subsidiaries.

          7.04.  EMPLOYEE BONUSES.  Immediately following the Closing, the
                 ----------------
Surviving Corporation shall pay to certain key employees of the Company listed on Schedule 7.04 bonuses in the amount set forth after their respective names. Such bonuses shall be paid 55% in cash and 45% in Central Common Stock which shall have a value equal to the Average Central Trading Price (as hereinafter defined). The stock to be received by such key employees will be restricted stock and will vest in the name of such key employee 50% on the first anniversary of the Closing and 50% on the second anniversary pursuant to an agreement to be entered into between the Surviving Corporation and such key employee.

          7.05.  EMPLOYEE STOCK OPTION.  Within 60 days following the Closing,
                 ---------------------
the Surviving Corporation shall issue to certain employees of the Company designated by Brooks Pennington III options to purchase in the aggregate 148,000 shares of Central Common Stock.

                                     VIII.

                                  TERMINATION

          8.01.  MUTUAL AGREEMENT.  This Agreement may be abandoned or
                 ----------------
terminated on or before the Closing by mutual agreement of Central and the Company.

          8.02.  LAPSE OF TIME.  If the Closing shall not have taken place on or
                 -------------
prior to February 27, 1998, this Agreement may be terminated by written notice from Central to the Company or from the Company to Central.

          8.03.  DUE DILIGENCE INVESTIGATION
                 ---------------------------

          (a) If, during the 15 day period following the date hereof (but prior to the Closing) Central learns of any information directly relating to the Company (excluding any general industry or market conditions) that was not previously known to Central and which has had or will result in a Material Adverse Effect on the Company, then Central may terminate this Agreement by notice to the Stockholders prior to the expiration of such 15 day period.

          (b) If during, the 15 day period following the date hereof (but prior to the Closing), the Stockholders and the Company learn of any information directly relating to Central (excluding any general industry or market conditions) that was not previously known to the Stockholders and the Company and which has had or will result in a Material Adverse Effect on Central, then the Stockholders and the Company may terminate this Agreement by notice to Central prior to the expiration of such 15 day period.

          8.04.  EFFECT OF TERMINATION.  If this Agreement is abandoned or
                 ---------------------
terminated as provided in Sections 8.01, 8.02 or 8.03, it shall forthwith become wholly void and of no effect, without liability of any party to the other parties, and no party shall have the right to bring or maintain any action hereunder; provided, however, that such abandonment or termination shall not relieve any party of its liability for breach of its obligation to consummate the transactions contemplated by this Agreement upon satisfaction or waiver of the conditions precedent to such obligation.

                                      IX.

                              THE MERGER; CLOSING

          9.01.  CERTIFICATE OF MERGER.  As soon as possible following the
                 ---------------------
execution of this Agreement and the satisfaction or waiver of the conditions set forth herein, the Stockholders will approve the Certificate of Merger in the form attached as Exhibit IV hereto (the "Certificate of Merger"), pursuant to which Company shall merge into Merger Sub in accordance with the laws of the States of Delaware and Georgia.

          9.02.  CLOSING.  The closing of the transactions contemplated herein
                 -------
(the "Closing") shall take place at the offices of King & Spalding in Atlanta, Georgia or at such other place as is mutually agreed upon, on or before February 27, 1998, or as soon as reasonably practicable thereafter upon the satisfaction or waiver of all conditions of Closing, unless this Agreement shall have been terminated as herein provided. Each party agrees to use its or his reasonable best efforts to cause the Closing to be consummated on or before February 27, 1998, and, to the extent not closed on such date, as soon as is reasonably practicable thereafter.

          9.03.  DELIVERIES.   (a)  At the Closing, in exchange for Central
                 ----------
Common Stock, the Stockholders shall deliver to Central the following:

                 (i) certificates representing all of the Shares registered in the names of the Stockholders, together with duly executed stock powers;

                 (ii) a statement from each of the Stockholders that, except for any rights that may inure to such Stockholder under this Agreement or any of the Ancillary Agreements, each such Stockholder either waives or has no claim, as may be appropriate, against the Company for unpaid dividends, bonuses, profit sharing or rights or other claims of whatsoever kind, nature or description, except in the cases of the stockholders who are officers and directors only salaries and fringe benefits normally accrued and described in such statement; and

                 (iii) such investment representations as may be reasonably required by Central to assure compliance of the transactions contemplated hereby with the Securities Act of 1933.

          (b) At the Closing, in exchange for the Shares from the Stockholders, Central shall deliver to the Stockholders the following:

                 (i) certificates representing the shares of Central Common Stock issuable pursuant to Section 9.10 hereto in exchange for the Shares, together with the cash to be paid in lieu of fractional shares; and

                 (ii)   cash and other consideration payable pursuant to Section
     9.10 hereto in exchange for the Shares.

          9.04.   BEST EFFORTS.  Subject to the terms and conditions of this
                  ------------
Agreement, each party agrees to use its or his reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement; provided, however, that neither Central nor Merger Sub shall have any obligation to agree to any material condition to obtain expiration or termination of the waiting period under the HSR Act.

          9.05.  SEPARATE EXISTENCE.  At the Effective Time (as defined in
                 ------------------
Section 9.06) and subject to and upon the terms and conditions of this Agreement and Delaware and Georgia

Law, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease and the Subsidiary shall continue as the surviving corporation. The subsidiary as the surviving corporation after the Merger is sometimes referred to herein as the "Surviving Corporation."

          9.06.  EFFECTIVE TIME.  As promptly as practicable after the
                 --------------
satisfaction or waiver of the conditions set forth in Articles V and VI, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the States of Delaware and Georgia, executed in accordance with the relevant provisions of Delaware and Georgia Law (the date and time of such filing being the "Effective Time").

          9.07.  EFFECT OF THE MERGER.  At the Effective Time, the effect of the
                 --------------------
Merger shall be as provided in the applicable provisions of Delaware and Georgia Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          9.08.  CERTIFICATE OF INCORPORATION; BY-LAWS.  (a) At the Effective
                 -------------------------------------
Time the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

          (b) The By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by Delaware Corporation Law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

          9.09.  DIRECTORS AND OFFICERS.  The directors of Merger Sub
                 ----------------------
immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

          9.10.  EFFECT ON CAPITAL STOCK.  (a) Purchase Price.  The purchase
                 -----------------------       --------------
price to be paid by Central to the Stockholders shall be equal to $150,343,541 (such amount is equal to $150,000,000 plus $1,960,345 aggregate value of the Regions Financial Corporation, Premier Bankshares, Inc. and Madison Bank Corporation common stock owned by the Company reduced by (i) $395,390 to reflect the purchase of the Preferred Stock by the Company from certain Stockholders,
(ii) $721,520 (the sum of the Stockholder Tax Liability (as hereinafter defined) estimated by Central and the Stockholders), (iii) $324,894 to reflect the after-tax cost of the bonuses paid pursuant to Section 7.04 and (iv) $175,000 (one-half of the fees and expenses of the attorneys of the Company)). At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Stockholders, such purchase price shall be paid to the Stockholders in the manner set forth in Section 9.10(b).

          (b) Conversion of Company Common Stock.  Each share of Common Stock
              ----------------------------------
issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be cancelled pursuant to Section 9.10(c)) will be converted automatically into (a) $81,610,758 in cash divided by 10,000 and (b) that number of shares of Central Common Stock as is equal to the "Exchange Ratio," which shall be determined in the manner provided below, upon surrender of the certificate representing such share of Common Stock in the manner provided elsewhere in this Article IX. In addition, each Stockholder shall receive, as additional consideration for his or her Common Stock the number of shares of Regions Financial Corporation, Premier Bankshares, Inc. and Madison Bank Corporation common stock owned by the Company that is indicated beside such Stockholder's name on Schedule 9.10.

               (i) For purposes of this Agreement, the "Exchange Ratio" shall be calculated as follows:

                    (1) if the Average Central Trading Price (as defined below) is at least equal to $27.00 but not greater than $33.00, the Exchange Ratio shall equal the quotient, calculated to the nearest one-one thousandth of a share, of (A) $66,772,438 divided by (B) the product of (i) the Average Central Trading Price multiplied by (ii) 10,000;

                    (2) if the Average Central Trading Price is greater than $33.00, then the Exchange Ratio shall equal the quotient, calculated to the nearest one-one thousandth of a share, of (A) $66,772,438 divided by (B) the product of (i) $33.00 multiplied by (ii) 10,000; or

                    (3) if the Average Central Trading Price is less than $27.00, then the Exchange Ratio shall equal the quotient, calculated to the nearest one-one thousandth of a share, of (A) $66,772,438 divided by (B) the product of (i) $27.00 multiplied by (ii) 10,000.

               (ii) As used in this Agreement, the term "Average Central Trading Price" shall mean the arithmetic mean, calculated to the nearest one-one thousandth of a share, of the average daily high and low prices per share of Central Common Stock on the NASDAQ/National Market System for each of
     (a) ten most recent days that shares of Central Common Stock have traded thereon ending on the trading day immediately prior to the date hereof and
     (b) the ten most recent days that shares of Central Common Stock have traded thereon ending on the trading day immediately preceding the last business day before the Effective Time. In the event that there are less than ten trading days between the date prior to the date hereof and the trading day immediately preceding the last business day before the Effective Time, such lesser number of days, together with the ten trading days prior to the date hereof, shall be used in calculating the Average Central Trading Price.

          (c) Cancellation of Treasury Stock.  Each share of Common Stock held
              ------------------------------
in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

          (d)     Capital Stock of Merger Sub.  Each share of common stock of
                  ---------------------------
Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and be unaffected by the transactions contemplated hereby. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e)     Adjustments to Exchange Ratio.  The Exchange Ratio shall be
                  -----------------------------
adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Central Common Stock or Common Stock), reorganization, recapitalization or other like change with respect to Central Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

          (f)     Fractional Shares.  No fraction of a share of Central Common
                  -----------------
Stock will be issued, but in lieu thereof each holder of shares of Common Stock who would otherwise be entitled to a fraction of a share of Central Common Stock (after aggregating all fractional shares of Central Common Stock to be received by such holder) shall receive from Central an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the Average Central Trading Price.


                                       X.

                                INDEMNIFICATION

          10.01.  STOCKHOLDER INDEMNITY.    (a) Except as provided in Section
                  ---------------------
10.01(b), the Stockholders shall jointly and severally indemnify, defend and hold harmless on an after-tax basis Central and Merger Sub and their successors and assigns and its and their respective officers, directors, shareholders, employees, agents and representatives (the "Central Indemnified Parties") against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, which may arise out of: (i) any breach or violation of any covenant in this Agreement by the Company or the Stockholders or (ii) any breach of any of the representations, warranties or covenants made in this Agreement by the Company or the Stockholders, except for representations, warranties and covenants contained in Article II and Section 4.01(h) (collectively, "Direct Losses").

          (b) Each of the Stockholders shall individually indemnify, defend and hold harmless, on an after-tax basis, the Central Indemnified Parties against, and in respect of, any and all damages, claims, losses liabilities and expenses, including, without limitation, reasonably legal, accounting and other expenses, which may arise out of any breach by such individual Stockholder of any of the representations, warranties and covenants contained in Article II and Section 4.01 ("Article II Losses") (the Article II Losses together with the damages, claims, losses, liabilities and expenses referred to in paragraph (a) above, "Central Losses").

          (c) The Central Indemnified Parties shall be entitled to indemnification pursuant to this Section 10.01 only to the extent that the aggregate of all Central Losses incurred by the Central Indemnified Parties exceeds $2,500,000 (plus, any reserves for particular items established on the Company's balance sheet consistent with past practice).

          (d) The Stockholders may satisfy, pay or otherwise discharge up to 45% of their indemnification obligation pursuant to this Section 10.01 through the delivery of the shares of Central Common Stock acquired by them in the Merger (the value of Central Common Stock for purposes of satisfying such obligation would be deemed to equal the average during the twenty trading days immediately preceding the last business day before the satisfaction of such obligation of the average daily high and low prices per share of Central Common Stock).

          10.02.  CENTRAL INDEMNITY.  Central and Merger Sub shall jointly and
                  -----------------
severally indemnify, defend and hold harmless on an after-tax basis the Stockholders against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, which may arise out of: (i) any breach or violation of this Agreement by Central or (ii) any breach of any of the representations, warranties or covenants made in this Agreement by Central (collectively, "Stockholder Losses"); provided however, that the Stockholders shall be entitled to indemnification hereunder only if the aggregate of all such Stockholder Losses incurred by the Stockholders exceeds $2,500,000.

          10.03.  SPECIAL STOCKHOLDER INDEMNITY.  The Stockholders shall jointly
                  -----------------------------
and severally indemnify, defend and hold harmless on an after-tax basis the Central Indemnified Parties, without regard to the limitations set forth in
Section 10.01 hereof, against any and all tax liabilities of any kind imposed on the Company, or the Central Indemnified Parties, related directly or indirectly to the distribution by the Company to the Stockholders of the Regions Financial Corporation, Premier Bankshares, Inc. and Madison Bank Corporation common stock owned by the Company (the "Stockholder Tax Liability") in excess of $721,520 (which amount represents an estimate of the federal and state income liability to the Company resulting from such distribution and is reducing the purchase price under Section 9.10), including without limitation, reasonable legal, accounting and other expenses incurred by the Company or Central Indemnified Parties in order to minimize the amount of such tax liabilities. In the event that the aggregate value used (i.e., $1,960,345) to calculate the estimated
                               ----
federal and state income tax liability of the Company for the distribution of the Regions Financial Corporation, Premier Bankshares, Inc. and Madison Bank Corporation common stock to the Stockholders is subsequently reduced as a result of an administrative or other tax proceeding of the Company, Central shall pay to the Stockholders an amount equal to 39% of such reduction; provided, however, that the aggregate amount of any such payments by Central shall not exceed $729,523.

          10.04.  CEILING.  In no event shall the aggregate liabilities of
                  -------
Central to the Stockholders or the Stockholders to the Central Indemnified Parties pursuant to this Article X exceed the aggregate amount of $30,000,000.

          10.05.  ORLANDO PROPERTY INDEMNIFICATION.  Notwithstanding any
                  --------------------------------
limitations set forth in Sections 10.01 or 10.04, the Stockholders shall jointly and severally indemnify, defend and hold harmless on an after-tax basis the Central Indemnified Parties against any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, relating to the environment or public health resulting, in whole or in part, from the use or operation of the facility owned by the Estate in Orlando, Florida by the Company prior to the Closing.

          10.06.  NOTICE.  Upon obtaining knowledge thereof, the indemnified
                  ------
party shall promptly notify the indemnifying party in writing of any damage, claim, loss, liability or expense which the indemnified party has determined has given or could give rise to a claim under Sections 10.01, 10.02 or 10.03 (such written notice being hereinafter referred to as a "Notice of Claim"); provided, however, that the failure to so notify shall not relieve the indemnifying party from liability for such claim arising otherwise than under this Agreement and such failure to so notify the indemnifying party shall relieve the indemnifying party from liability under this Agreement with respect to such matter only if, and only to the extent that, such failure to notify the indemnifying party results in the forfeiture by the indemnifying party of rights and defenses otherwise available to the indemnifying party with respect to such matter. A Notice of Claim shall contain a brief description of the nature and estimated amount of any such claim giving rise to a right of indemnification. As promptly as possible after the indemnified party has given such Notice of Claim, such indemnified party and the appropriate indemnifying party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five business days of the final determination of the merits and amount of such claim, the indemnifying party shall pay to the indemnified party immediately available funds (or, if applicable, shall provide notice to the escrow agent regarding disbursement of the appropriate portion of the escrow fund) in an amount equal to such claim as determined hereunder.

          10.07.  RIGHT TO DEFEND.
                  ---------------

          (a) The indemnifying party shall have the right, upon written notice delivered to the indemnified party within twenty (20) days after receipt of a Notice of Claim, to assume the defense of such matter set forth in such Notice of Claim, including the employment of counsel reasonably satisfactory to the indemnified party and the payment of the fees and disbursements of such counsel. In the event, however, that the indemnifying party declines or fails to assume the defense of the matter or to employ counsel reasonably satisfactory to the indemnified party, in either case within such twenty (20) day period, then such indemnified party may employ counsel to represent or defend it in any such action or proceeding and the indemnifying party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the indemnifying party shall not be required to pay the fees and disbursements of more than one counsel for all indemnified parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the indemnified party or the indemnifying party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such party's own expense. The indemnifying party or the indemnified party, as the case may be, shall at all times use reasonable efforts to keep the indemnifying party or the indemnified party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

          (b) No indemnified party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the indemnifying party, unless (i) the indemnifying party fails to assume and maintain the defense of such claim pursuant to this
Article X, or (ii) such settlement, compromise or consent includes an unconditional release of the indemnifying party from all liability arising out of such claim. An indemnifying party may not, without the prior written consent of the indemnified party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the indemnified party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the indemnified party or any of the indemnified party's respective affiliates.

          10.08.  TIME TO ASSERT CLAIM.  Except as hereinafter provided in this
                  --------------------
Section 10.08 to the contrary, any claim for indemnification by a Central Indemnified Party or the Stockholders under this Article X shall be asserted by written notice to the Stockholders or to Central, as the case may be, on or before eighteen months following the date of the Closing (the "Indemnification Termination Date"). Any matters as to which a claim has been asserted under this Article X on or before the Indemnification Termination Date and which are pending or unresolved as of the Indemnification Termination Date shall continue to be covered by this Article X until finally terminated or resolved; provided, however, notwithstanding the foregoing, the time limitation contained in the preceding sentence shall not be applicable with respect to a claim for indemnification based upon the breach or inaccuracy of a representation or warranty contained in Sections 1.03, 1.15, 2.01, 2.02, 3.03 and 3.06 or based upon a claim under Section 10.03; and provided, further, the Indemnification Termination Date for claims for indemnification relating to the breach or inaccuracy of the representation and warranty contained in Section 1.26 shall be five years following the date of the Closing; and provided further that the Indemnification Termination Date for claims for indemnification relating to the breach or inaccuracy of any representation or warranty contained in Sections 1.07, 1.28, 1.29, 1.30, or 10.05 shall be the expiration of the applicable statute of limitations with respect to the underlying liability for which indemnification is sought.

          10.09.  SOLE REMEDY.  The indemnification provided for in this Article
                  -----------
X constitutes the sole remedy available to any party for claims arising out of the transactions contemplated by this Agreement.

                                      XI.

                                    GENERAL

          11.01.  SHAREHOLDER REPRESENTATIVE.  By the execution and delivery of
                  --------------------------
this Agreement, including counterparts hereof, each Stockholder hereby irrevocably constitutes and appoints Brooks Pennington III as the true and lawful agent and attorney-in-fact (referred to in this Agreement as the "Representative") of such Stockholder with full powers of substitution to act in the name, place and stead of such Stockholder with respect to the performance on behalf of such Stockholder under the terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including without limitation the power:

               (i) to receive, hold and deliver to Central any of the certificates representing the Shares and any other documents relating thereto on behalf of such Stockholder;

               (ii) to receive on behalf of such Stockholder any shares of Central Common Stock issued or cash paid to such Stockholder pursuant to this Agreement;

               (iii) to execute and deliver all Ancillary Agreements, certificates, and documents which the Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by the terms and provisions of this Agreement;

               (iv) to act for such Stockholder with respect to all indemnification matters referred to in this Agreement, including the right to compromise or settle any such claims on behalf of such Stockholder;

               (v) to amend or waive any provision of this Agreement (including any condition to Closing) in any manner which does not differentiate among the Stockholders;

               (vi) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Representative, in his sole discretion, deems necessary or advisable in the performance of his duties as Representative and to rely on their advice and counsel;

               (vii) to incur any expenses, to liquidate and withhold assets received on behalf of the Stockholders prior to their distribution to the Stockholders to the extent of any amount which the Representative deems necessary for payment of or as a reserve against expenses, and to pay such expenses or to deposit the same in an interest-bearing bank account established for such purpose;

               (viii) to receive all notices, communications and deliveries hereunder on behalf of such Stockholder under this Agreement; and

               (ix) to do or refrain from doing any further act or deed on behalf of such Stockholder which the Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Stockholders could do if personally present and acting and as though any reference to a Stockholder or the Stockholders in this Agreement were a reference to the Representative.

          The appointment of the Representative shall be deemed coupled with an interest and shall be irrevocable, and Central and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Representative as the act of the Stockholders in all matters referred to in this Agreement. Each Stockholder hereby ratifies and confirms all that the Representative shall do or cause to be done by virtue of his appointment as Representative of such Stockholder. The Representative shall act for the Stockholders on all of the matters set forth in this Agreement in the manner the Representative believes to be in the best interest of the Stockholders, but the Representative shall not be responsible to any Stockholder for any loss or damage any Stockholder may suffer by reason of the performance by the Representative of his duties under this Agreement, other than loss or damage arising from willful misconduct in the performance of his duties under this Agreement.

          Each of the Stockholders hereby expressly acknowledges and agrees that the Representative is authorized to act on behalf of such Stockholder notwithstanding any dispute or disagreement among the Stockholders, and that Central shall be entitled to rely on any and all action taken by the Representative under this Agreement without liability to, or obligation to inquire of, any of the Stockholders. If the Representative resigns or ceases to function in such capacity for any reason whatsoever, then the Stockholder which held a majority of the Shares on the date hereof shall appoint a successor; provided, however, that if for any reason no successor has been appointed within thirty (30) days, then any Stockholder shall have the right to petition a court of competent jurisdiction for appointment of a successor. The Stockholders do hereby jointly and severally agree to indemnify and hold the Representative harmless from and against any and all liability, loss, cost, damage or expense (including without limitation attorneys' fees) reasonably incurred or suffered as a result of the performance of its duties under this Agreement except for willful misconduct.

          11.02.  ENTIRE AGREEMENT.  This Agreement (including the Exhibits and
                  ----------------
Schedules referred to herein) constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be implied or be binding (including, without limitation, any alleged waiver based on a party's knowledge of a breach or inaccuracy in a representation or warranty contained herein) unless in writing and signed by the party against which such amendment, supplement, modification, waiver or termination is asserted.

          11.03.  ASSIGNMENT.  All of the terms and provisions of this Agreement
                  ----------
by or for the benefit of the parties shall be binding upon and inure to the benefit of their successors, assigns, heirs and personal representatives. The rights and obligations provided by this Agreement shall not be assignable, except, by Central and Merger Sub to a subsidiary or an affiliate or to a successor to its business, and, except as expressly provided herein, nothing herein is intended to confer upon any person other than the parties and their successors, any right or remedy under or by reason of this Agreement; provided, however, that any assignment of this Agreement by Central or Merger Sub shall not relieve or release Central or Merger Sub from its obligations to keep and be bound by the terms, conditions and covenants of this Agreement.

          11.04.  NO THIRD-PARTY BENEFICIARIES.  Except for the rights to
                  ----------------------------
indemnification set forth in Article X hereof, this Agreement will not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

          11.05.  WAIVERS.  No waiver by any party of any default,
                  -------
misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver will be effective unless set forth in writing and signed by the party against whom such waiver is asserted.

          11.06.  GOVERNMENTAL LAW.  This Agreement shall be construed,
                  ----------------
interpreted and the rights of the parties determined in accordance with the laws of the State of Georgia

          11.07.  COUNTERPARTS.  This Agreement may be executed simultaneously
                  ------------
in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

          11.08.  NOTICES.  All notices, requests, demands and other
                  -------
communications hereunder shall be in writing and shall be deemed to have been duly given (except as may otherwise be specifically provided herein to the contrary) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed or mailed by certified or registered mail with postage prepaid:

          (a)  If to Central or  Central Garden & Pet Company
               Subsidiary to:    3697 Mt. Diablo Boulevard
                                 Lafayette, CA 94107-0933
                                 Attention: William E. Brown

               with a copy to:   Orrick, Herrington & Sutcliffe LLP
                                 The Old Federal Reserve Bank Building
                                 400 Sansome Street
                                 San Francisco, CA 94111
                                 Attention: John F. Seegal

          (b)  If to Stock-      Brooks Pennington III
               holders to:       as Representative of the Stockholders
                                 Pennington Seed, Inc.
                                 1280 Atlanta Highway
                                 Madison, Georgia 30650

               with a copy to:   King & Spalding
                                 191 Peachtree Street
                                 Atlanta, Georgia 30303
                                 Attention: Michael J. Egan III

                                 Brooks Pennington III
                                 Pennington Seed, Inc.
                                 1280 Atlanta Highway
                                 Madison, Georgia 30650

          (c)  If to the         Pennington Seed, Inc.
               Company to:       1280 Atlanta Highway
                                 Madison, Georgia 30650

               With a copy to:   King & Spalding
                                 191 Peachtree Street
                                 Atlanta, Georgia 30303
                                 Attention: Michael J. Egan III

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.



                              PENNINGTON SEED, INC.


                              By:  /s/ Brooks Pennington III
                                 ---------------------------
                                       Brooks Pennington III
                                       President

                              CENTRAL GARDEN & PET COMPANY


                              By:  /s/ Neill J. Hines
                                 --------------------


                              PS SUB, INC


                              By:  /s/ Neill J. Hines
                                 --------------------



                              THE STOCKHOLDERS


                              Pennington Partners, L.P.


                              By:  Pennington Management Company LLC
                                   as General Partner



                              By:  /s/ Brooks Pennington III
                                   ---------------------------
                                       Brooks Pennington III
                                       President



                              /s/ Brooks Pennington III
                              -------------------------
                              Brooks M. Pennington III, Trustee under the
                              Trust Agreement of Jacquelyn C. Pennington
                              dated January 29, 1998

                              /s/ Brooks Pennington III
                              -------------------------
                              Brooks Pennington III


                              /s/ Penny O'Callaghan
                              ---------------------
                              Penny O'Callaghan


                              /s/ Robert Pennington
                              ---------------------
                              Robert Pennington


                              /s/ Dan Pennington
                              ------------------
                              W. Dan Pennington


                              Ben O'Callaghan, Jr. (Deceased)


                              By:  /s/ Penny O'Callaghan
                                   ---------------------
                                   Penny O'Callaghan as executrix of
                                   the estate of Ben O'Callaghan, Jr.

                              Christian Pennington, a minor


                              By:  /s/ Brooks Pennington III
                                   -------------------------
                              Name:  Brooks Pennington III   Guardian
                                     ---------------------  ---------

                              W. Dan Pennington, Jr., a minor


                              By:  /s/ Dan Pennington
                                   ------------------
                              Name:    Dan Pennington "Guardian"
                                     ---------------------------

                              Brooks Pennington IV, a minor


                              By:  /s/ Brooks Pennington III
                                   -------------------------
                              Name:  Brooks Pennington III   Guardian
                                     ---------------------  ---------

                              Jacquelyn B. O'Callaghan, a minor


                              By:  /s/ Penny O'Callaghan, guardian
                                   -------------------------------

                              Name:
                                   -------------------------------


                              Ben O'Callaghan, III, a minor


                              By:  /s/ Penny O'Callaghan, guardian
                                   -------------------------------
                              Name:
                                   ------------------------------

                              Robert Pennington, Jr., a minor


                              By:  /s/ Robert Pennington guardian
                                   ------------------------------
                              Name:
                                   ------------------------------

                              Mary Lucile Pennington, a minor


                              By:  /s/ Robert Pennington guardian
                                   ------------------------------
                              Name:
                                   ------------------------------



                              Partricia C. Pennington
                              -----------------------
                              Patricia Pennington